EXHIBIT 10.52

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT
THIS AMENDMENT (the "First Amendment") is made as of the 18th day of November 2004, between The United Illuminating Company, a Connecticut Corporation (the "Company") and Anthony Marone, III (the "Executive"),
WITNESSETH THAT
WHEREAS, the Company previously entered into an amended and restated employment agreement with the Executive dated as of March 30, 2004 (the "Employment Agreement"); and
WHEREAS, the Company and the Executive desire to further amend the Employment Agreement by this First Amendment, effective as of November 18, 2004, to reflect certain changes to the severance provisions under the Employment Agreement and to make two other clarifying revisions to the Employment Agreement;
NOW THEREFORE, the following Sections of the Agreement are hereby amended as follows:
1.The first sentence of Section 1(b) of the Agreement is revised to read as follows:
The term of this Agreement shall be for a period commencing on the date hereof and ending on the second anniversary of the date hereof, unless this Agreement is earlier terminated as provided in Section 5 (the "Initial Term").
2.Section 6(a)(i) is revised to read as follows:
(i) The Executive's Base Salary, earned but unpaid as of the Date of Termination, and Accrued Incentive Compensation (as defined in Section 4(b));
3.Section 6(c)(iv), which describes the severance that the Executive is entitled to upon a termination without cause is hereby revised to read as follows:
(iv) a lump sum severance payment in an amount equal to the product of 1/12 of the Executive's Base Salary rate approved by the Board of Directors of the Company at the time of its most recent review of the salary rates of all of the Company's executives, plus 1/12 of the short-term annual incentive compensation payment to which the Executive would be entitled, calculated as if he had been employed by the Company on the last day of the year of his termination, as if both personal goals and Company goals had been achieved 'at target', multiplied by the number of whole and partial years of the Executive's service as an Employee of the Company at termination (not to be less than 12 nor more than 24 years). Except for the assumption that such goals shall have been achieved at target, personal and Company goals shall be defined and determined as set forth in Section 4(b) of this Agreement.
All of the other terms and conditions of the Employment Agreement shall remain in full force and effect.

THE UNITED ILLUMINATING COMPANY

Attest:
/s/ Susan E. Allen	By:	/s/ Nathaniel D. Woodson
Susan E. Allen		Nathaniel D. Woodson
Vice President Investor		UIL Chairman, President & CEO
Relations/Corporate Secretary & Assistant		The United Illuminating Company
Treasurer		Chairman & CEO

	By:	/s/Anthony Marone III
Anthony Marone III